To:	Cypress Shareholders
From:	T.J. Rodgers
Subject:	Please Vote to Extend the 1994 Option Plan
Date:	March 9, 2004

Stock Option Request

The purpose of this special letter is to ask Cypress shareholders to vote for the 15-million-share stock option proposal on the proxy statement. A for vote on that proposal will extend the company’s 1994 stock option plan before it expires on April 22 of this year. A for vote will achieve the following objectives:

•	15 million new shares will be injected into the 1994 option plan.
•	20 million shares from the 1999 option plan will be canceled, meaning that five million net options will be canceled as a result of a for vote.
•

The company will be able to offer options to its officers and directors after April 22, 2004. (Without a for vote, the company would be legally unable to offer stock options to its officers and directors after the annual Shareholders Meeting.)

Background

Cypress has two option plans, the 1994 plan, which is the primary plan for providing options to Cypress employees and the 1999 plan, which was created to provide options for the new employees of the 14 companies acquired by Cypress during the 1999–2001 timeframe.

The 1994 plan was approved by shareholders for a 10-year period from April 22, 1994, through April 22, 2004. It is an “evergreen” plan that is refreshed yearly with new shares at an annual rate of 4.5% of total shares outstanding. For a decade, we have used this plan as the primary mechanism to grant stock options to all Cypress employees and officers.

The 1999 plan was approved by the board of directors to provide the extra options we needed—in a short timeframe—to assimilate the employees of the 14 companies Cypress acquired during the 1999–2001 period. Since the 1999 plan was not approved by shareholders (and was not required to be approved), it cannot be used for option grants to officers and directors, although it can be used for option grants to employees. The 1999 plan currently has 22.9 million options available for grants.

Cypress needs to keep its primary 1994 plan functioning to provide continuity in its stock option programs. The company proposes to cancel the 4.5% per year evergreen contribution to the

3901 NORTH FIRST STREET      SAN JOSE, CA 95134-1599 408 • 943 • 2600

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plan. (A for vote would put that proposal into effect.) In return for the 20 million shares canceled in the 1999 plan, the company requests the addition of 15 million shares to the 1994 plan to cover the option requirements of our 4,249 employees and new hires over the next three to five years. (A for vote would create 15 million options for the 1994 plan and eliminate 20 million options from the 1999 plan.) Future option contributions to Cypress’s 1994 plan would have to be requested of shareholders via proxy votes. The 1999 plan would be reduced to 2.9 million options and held in reserve. Future option contributions to the 1999 plan would also require shareholder approval.

Call to Action

Cypress has diligently worked to limit the dilution of its shareholders. In our last convertible debenture offering, on June 3, 2003, we used $95.3 million of the proceeds of the offering to buy back nine million shares ($10.59 per share) and used another $49.3 million more of the proceeds to purchase a security called a “call spread,” which will enable us to buy back as many as 12.4 million more shares (as low as $3.98 per share) this year. Over the years, Cypress has been consistent in repurchasing stock during times of share-price weakness. During the 1990–2003 period, we repurchased 45.4 million shares for $639.6 million in seven buyback programs. In addition, the officers of Cypress, including me, rank well below the 50th percentile in stock options granted to corporate officers of comparably sized high-tech companies. In short, we have been very careful on all fronts to limit dilution.

Cypress has grown from no revenue in 1983 to an estimated $1 billion plus in revenue this year. We have been able to compete against the rich option plans of Silicon Valley start-ups by offering fewer options with a higher likelihood of appreciation. Cypress needs an extension and replenishment of the 1994 option plan to continue to compete in Silicon Valley. We ask that you vote for the proxy measure.*

Sincerely,

T.J. Rodgers
President & CEO
TJR/flm: L1638tjr

__________

* A full description of our proposal is contained in the 2004 proxy statement.